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EXHIBIT 10q-14

AMENDMENT TO THE BELLSOUTH PERSONAL
RETIREMENT ACCOUNT PENSION PLAN

        WHEREAS, BellSouth Corporation (the "Company") sponsors the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective January 1, 1998, and subsequently amended from time to time; and

        WHEREAS, pursuant to Section 15.01 of the Plan, the Employees' Benefit Committee (the "Committee") is authorized to adopt nonmaterial amendments to the Plan; and

        WHEREAS, L.M. Berry and Company adopted the Plan subject to certain modifications described in Schedule 2 of the Plan; and

        WHEREAS, the Committee approved a provision through unanimous written consent to amend the Plan to provide the interest crediting rate of 5.12% for the L.M. Berry and Company participants for the 2002 Plan Year; and

        WHEREAS, the Committee approved another provision through unanimous written consent to amend the Plan for L.M. Berry and Company participants to make them eligible for the "415 excess annuity" (see Plan Section 6.05), except for participants who continue in the Berry Excess Plan; and

        WHEREAS, the Committee agreed to provide no additional credits for the 2002 Plan Year; and

        WHEREAS, the Committee approved a provision to apply the increased compensation limits under Internal Revenue Code 401(a)(17) for Plan Year 2002 and all later years; and

        WHEREAS, the Secretary of the Treasury prescribed a new mortality table to be used for calculating annuity and lump sum conversion factors in defined benefit pension plans, and the Committee through unanimous written consent recommended adoption of the new table; and

        WHEREAS, the Committee authorized appropriate officers of the Company to do such further acts and to execute such documents as may be necessary or advisable to effectuate the purposes of such approval;

        NOW, THEREFORE, pursuant to the authority delegated by the Committee, the undersigned officer approves the following amendments to the Plan:

1.

        Effective as of January 1, 2002, Schedule 2 of the Plan regarding L.M. Berry and Company is hereby amended by adding at the end of Paragraph 4(f) the following:

  "As of the last day of Plan Year 2002, each Participant's account shall be credited with interest at the rate of 5.12%, under the terms of the Plan."

2.

        Effective as of January 1, 2003, Schedule 2 of the Plan regarding L.M. Berry and Company is hereby amended by replacing Paragraph 4(o) with the following:

  "The second sentence of Paragraph 6.05 shall not apply for any employees or former employees who participate in the Berry Excess Plan, or who have a frozen benefit in the Berry Excess Plan. All other Berry employees shall be eligible for the "excess" benefit described in Paragraph 6.05."

3.

        Effective as of January 1, 2002, amend Section 1.12 of the Plan by adding the following sentences as the third paragraph:

  "For Plan Years 2002 and later, the higher limits as determined by the Secretary of the Treasury under Code Section 401(a)(17) shall apply. The amount of Compensation taken into account for

  Plan Year 2002 shall not exceed $200,000. Such amount may increase for future years as determined by the Secretary of the Treasury."

4.

        Effective as of December 31, 2002, amend Section 1.04 by adding the following sentence:

  "For Plan benefits paid with a Pension Commencement Date on or after December 31, 2002, the Applicable Mortality Rate means the 94 GAR table, as prescribed by the Secretary of the Treasury."

By:	/s/ Richard D. Sibbernsen Richard D. Sibbernsen Vice President—Human Resources
Date:	December 17, 2002

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  EXHIBIT 10q-14
AMENDMENT TO THE BELLSOUTH PERSONAL RETIREMENT ACCOUNT PENSION PLAN